December 16, 2022

Dear Celularity Stockholder,

I am pleased to share with you some thoughts about Celularity’s work in osteoarthritis (OA), an important disease in which we are conducting preclinical work with our placental-derived extracellular matrix (ECM) and placental exosome (pEXO) product candidates, which combined are the basis of 16 Celularity patent families.

OA is the most common joint disease. It is characterized by cartilage loss, subchondral bone changes, synovial inflammation, and meniscus degeneration, all of which can cause disability and reduce quality of life. In 2018, OA affected over 32.5 million adults in the United States according to the Centers for Disease Control and ranked fifth worldwide among all forms of disability. Globally, the number of OA cases more than doubled from 1990 to 2019 according to the 2019 Global Burden of Disease Study.

Celularity is focused initially on osteoarthritis of the knee joint (KOA), a disease characterized by progressive loss of articular cartilage, osteophytes, subchondral cysts, joint space narrowing, and intermittent inflammation of the joint tissues. We are approaching KOA on two parallel tracks, one involving our placental ECM product candidate and the other involving our pEXO product candidate. An extracellular matrix is the three-dimensional, non-cellular component present within tissues and organs that provides essential physical scaffolding for the organ’s cellular constituents as well as initiating crucial biochemical and biomechanical cues. Exosomes are extracellular vesicles generated by cells that carry nucleic acids, proteins, lipids, and metabolites, mediating near and long-distance intercellular communication. We derive our placental ECM and pEXO product candidates from postpartum human placentas that are the product of a healthy full-term birth.

Why did we select KOA as our initial focus in OA? The answer is the large, growing unmet medical need globally for an effective KOA treatment. KOA accounts for 80% of the total OA burden worldwide according to the World Health Organization. A 2017 study published in Proceedings of the National Academy of Sciences found KOA’s prevalence has doubled since the mid-20th century such that individuals today have a 45% lifetime risk of developing symptomatic KOA. According to Data Bridge Market Research, the global KOA therapeutics market is valued today at $5.9 billion and expected to grow at a 9.30% CAGR reaching $12.02 billion by 2029.

The pattern is consistent across countries and regions. In the United States, the Arthritis Foundation estimates that approximately 14 million individuals have symptomatic KOA, the prevalence of which increases with each decade of life. A 2022 study found OA prevalence in the Middle East and North Africa (MENA) increased 9.3% from 1990 to 2019, with Saudi Arabia having the region’s highest age-standardized incident rate. And a 2019 study in Malaysia estimated the prevalence of knee OA symptoms to be 30.8% among persons 55 years of age and older.

In a preclinical in vivo study of our placental ECM product candidate in a joint destructive, acid-derived OA model performed in rats, Celularity scientists observed a 31-40% improvement of chondrogenic properties in a synovial analysis and histopathology performed at Day 60. In plain English, what our scientists saw was the formation of new cartilage in the damaged joint after the injection of our placental ECM product candidate. We are not aware of any other published findings involving the use of a placental tissue-based injectable product that showed evidence of

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chondrogenesis, or the process by which cartilage is formed. In the same animal study, Celularity scientists observed a reduction in the number of pro-inflammatory cytokines at Day 60, specifically Monocyte Chemoattractant Protein-1 (MCP-1), which is one of the key chemokines that regulate migration and infiltration of monocytes/macrophages. We plan to complete additional preclinical work on our ECM product candidate over the next several months, as part of deciding whether to file an investigational new drug (IND) application, perhaps in 2023.

Celularity also is conducting preclinical work in KOA using our pEXO product candidate. In an animal model like the one previously described, Celularity scientists observed a scientifically measurable reduction in pain after injecting our pEXO product into the arthritic knee of rats, along with a scientifically measurable reduction in pro-inflammatory cytokines in the synovial fluid and a scientifically measurable improvement in chondrogenesis to the affected knee at Day 60.

Celularity’s preclinical work in KOA illustrates how we use the postpartum human placenta as a regenerative biotherapeutics platform from which we source a range of cells, cell therapy candidates and biomaterials. We believe that by delivering specific types of cells, cell therapy candidates, and/or biomaterials to diseased tissues or organs, it may be possible to restore tissue and organ structure and function and to address the underlying causes of diseases, not just manage disease symptoms. Today, Celularity has four commercial-stage placental-derived biomaterial products in the United States, as well as clinical and preclinical programs in which we are assessing our placental-derived cellular therapies as possible treatments for cancer, musculoskeletal degenerative diseases, and inflammatory and infectious diseases.

As 2022 draws to a close, let me express my gratitude to our stockholders for your support and encouragement over this year. I appreciate the opportunity to tell you about our exciting work in osteoarthritis and look forward to the opportunity to report again in the coming months.

Sincerely,

Robert J. Hariri, M.D., Ph.D.

Chairman, CEO and Founder

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